Exhibit 99.2

Pacific Energy Development Closes Strategic Investment

Successful Restructuring of Balance Sheet

Positioned for Future Growth and Development

Danville, CA, Tuesday, June 26, 2018 – PEDEVCO Corp. d/b/a Pacific Energy Development (NYSE American: PED) (the Company") reported today that it entered into a series of transactions resulting in the satisfaction and retirement of substantially all of its existing debt, successfully erasing over $75 million in debt and replacing it with $7.7 million in three-year 8% senior note funded by a strategic investor, SK Energy LLC. With these transactions, the Company estimates that it has increased its stockholders' equity by over $64 million.

With the Company’s balance sheet restructured, the Company believes it is now well-positioned to execute upon its business plan of developing its current assets, which include over $51 million in proved undeveloped reserves (PUDs) (undiscounted net present value) as most recently estimated by the Company’s independent reserve engineers and growing the Company through accretive acquisitions.

SK Energy LLC is wholly owned by Dr. Simon Kukes, a global energy businessman who has developed and ran multi-billion dollar energy companies around the world. His strategic leadership and vision has proven and delivered shareholder value globally for decades with such prominent companies as Phillips and Amoco, where he was in a leading technical position, and where he authored and obtained more than 130 patents, and also in a recent successful joint venture with Hess Corporation, and many other companies globally.

Mr. Frank Ingriselli, the Chairman, President & CEO of the Company, commented, "I personally committed to the Board and our shareholders publicly that we would use our best efforts and dedicate the Company to finding a strategic investor that would allow the Company to not only restructure its balance sheet and regain compliance with NYSE American listing standards, but that would be aligned with our strategy of accretively developing the Company’s existing assets and to also allow us to additionally focus on accretive acquisitions. We believe our new strategic investor, SK Energy, is the perfect partner to help us achieve all of these ends. Dr. Simon Kukes is a global strategic energy businessman who has successfully built multi-billion dollar enterprises and we believe his technical expertise, entrepreneurship and access to capital will put our Company on a path to deliver on its future plans to grow the Company and shareholder value.”

Dr. Simon Kukes, added, "I am excited to make this investment in PEDEVCO whose assets were only hindered in their development by its strangling debt situation. I believe the Company is now well-positioned to develop its assets, grow production, and seek accretive acquisitions. I hope to be able to assist the Company in those plans by working with them alongside American Resources Inc. (who assisted SK Energy in this transaction) to develop current assets, identify future opportunities and secure its capital needs."

About Pacific Energy Development (PEDEVCO Corp.)

PEDEVCO Corp, d/b/a Pacific Energy Development (NYSE American: PED), is a publicly-traded energy company engaged in the acquisition and development of strategic, high growth energy projects, including shale oil and gas assets, in the United States. The Company’s principal asset is its D-J Basin Asset located in the D-J Basin in Weld County, Colorado. Pacific Energy Development is headquartered in Danville, California, with an operations office in Houston, Texas.

Cautionary Statement Regarding Forward Looking Statements

All statements in this press release that are not based on historical fact are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Acts”). In particular, when used in the preceding discussion, the words "estimates," "believes," "hopes," "expects," "intends," "plans," "anticipates," or "may," and similar conditional expressions are intended to identify forward-looking statements within the meaning of the Act, and are subject to the safe harbor created by the Act. Any statements made in this news release other than those of historical fact, about an action, event or development, are forward-looking statements. While management has based any forward-looking statements contained herein on its current expectations, the information on which such expectations were based may change. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties, and other factors, many of which are outside of the Company's control, that could cause actual results to materially differ from such statements. Such risks, uncertainties, and other factors include, but are not necessarily limited to, those set forth under Item 1A "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2017 and subsequently filed Quarterly Reports on Form 10-Q under the heading "Risk Factors". The Company operates in a highly competitive and rapidly changing environment, thus new or unforeseen risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. The Company disclaims any intention to, and undertakes no obligation to, update or revise any forward-looking statements, except as otherwise required by law, and also takes no obligation to update or correct information prepared by third parties that are not paid for by the Company. Readers are also urged to carefully review and consider the other various disclosures in the Company's public filings with the Securities Exchange Commission (SEC).

Contacts

Pacific Energy Development
1-855-733-3826
PR@pacificenergydevelopment.com